Exhibit 4.13

AEGON

EXECUTIVE LONG-TERM INCENTIVE PLAN

PLAN RULES

1	March 30, 2005

1.	Definitions

Agreement

means a document containing terms and conditions pursuant to this Long-Term Incentive Plan, which is duly executed by an authorized representative of the Board and signed by the Participant to indicate his or her acceptance of the terms contained therein.

Award

means the award of a Performance Share under the terms of the Plan.

Board

means the Supervisory Board of the Company.

Business Day

means any day on which Euronext Amsterdam (or its successor) is open for business.

Change of Control

means in relation to the Company, a transaction or series of transactions or the conclusion of an agreement, that alone or taken together have the effect that as a result thereof a party obtains Control of the Company.

Committee

means the Compensation Committee of the Board.

Company

means AEGON N.V., AEGONplein 50, 2591TV, The Hague, The Netherlands.

Control

means the possession of the ability, directly or indirectly, to vote the majority of all outstanding shares on the share capital of the Company or the ability, directly or indirectly, to appoint the majority of the members of the Board or the Executive Board of the Company.

Date of Grant

means the date on which Performance Options are granted.

Disability or Disabled

means a Participant who is deemed by the Company, in compliance with any standards operated by the Dutch disability law (“Wet op de Arbeidsongeschiktheidsverzekering”), to be totally and permanently disabled.

Eligible Employee

means a member of the AEGON Executive Board, in respect of whom the Board has determined in accordance with Rule 5 of the Plan that said member is eligible to participate in the Plan.

Exercise Notice

means the written Exercise Notice as provided as an annex to this Plan.

Exercise Price

means the price against which a Share may be acquired on the exercise of a Performance Option, being the closing price of the Shares on Euronext Amsterdam (or its successor) on the Date of Grant.

2	March 30, 2005

Expiration Date

means the last day of the Option Period, as determined in the Agreement.

Grant

means the grant of Performance Options under the terms and conditions of this Plan.

Option Period

means the period between the Vesting Date and ending on the Expiration Date, as determined and specified in the Agreement.

Participant

means an Eligible Employee who has accepted such offer through signing the Agreement.

Performance Option

means a right to acquire a Share against the Exercise Price pursuant to the terms and conditions of the Plan and the Agreement and subject to Vesting of such Performance Option.

Performance Share

means a right to receive a Share pursuant to the terms and conditions of the Plan and the Agreement.

Plan

means this AEGON Executive Long-Term Incentive Plan as it may be amended from time to time.

Plan Year

means any calendar year during which this Plan is in effect; or in the event the Plan is terminated prior to the end of the calendar year the period between January 1 and the termination date.

Regulation on Insider Trading

means the Regulation on Insider Trading of the Company pursuant to article 46b of the act on the supervision of the securities trade 1995, known as the Regulation with regard to Inside Information, applicable to members of the Executive Board and the Supervisory Board of AEGON N.V., as it may be amended from time to time.

Retirement

means the retirement of a Participant under a pension plan of the Company (or any of its group companies) as it shall be in place from time to time.

Sale

means a sale of all or substantially all Shares or all of the assets of the Company and its subsidiaries.

Shares

means the ordinary shares in the capital of the Company with a par value of Euro 0.12 each.

Total Shareholder Return

means the total return to shareholders of the Company, which is calculated by the Company and audited by an independent auditor, as the returns received by a shareholder, change in the Company’s share price and the value of dividend income, under the assumption that dividends are re-invested in the Company’s shares on the date the Company goes ex-dividend.

Vesting

means in respect of Performance Options the occasion upon which the Performance Options may be exercised by the Participant (as defined in Rule 7 of this Plan) and means in respect of the Performance Shares the occasion upon which the entitlement, if any, of the Participant to Performance Shares is determined (in accordance with Rule 7 of this Plan).

3	March 30, 2005

2.	Interpretation

Words or expressions used in the Plan shall where appropriate:

i.	when referring to the masculine gender include the feminine and vice versa;

ii.	when referring to the singular include the plural and vice versa;

iii.	be construed such that the headings and sub-headings are for ease of reference only, and do not affect the interpretation of any Plan Rule;

iv.	when referring to any enactment or terms under Dutch law be extended by the Board to other applicable laws or terms of any other country (or region of a country);

v.	when referring to tax and/or social security contributions and/or withholding taxes include any tax, social security contribution or withholding tax that is levied or withheld in the Netherlands or any other jurisdiction.

3.	Purpose of the Plan

The purpose of the Executive Long-Term Incentive Plan is to attract, retain and reward Participants who lead the continued growth, development and financial success of the Company. More in particular, the Plan aims to distinctively link the incentive of the Participants to the long-term performance of the Company by comparing the performance of the Company to the performance of a representative peer group that comprises companies that are comparable in type of business, size and geographical presence.

4.	Plan management

4.1	The Board

The Plan exists at the discretion of the Board. The Board, upon recommendation of the Committee, shall approve the Plan, its Participants, and the terms of the Plan and the Agreement. The Board in its sole discretion may alter the terms of the Plan and the Agreement, without prejudice to the rights of the General Meeting of Shareholders to approve the remuneration policy and any material changes thereto.

4.2	The Compensation Committee

The Committee advises the Board on the contents of the Plan and the Agreement. The Committee will advise the Board on all questions of interpretation and application, in accordance with the charter of the Committee as adopted by the Board, and as amended from time to time. The Committee shall also recommend to the Board the Grant and Award levels for each Participant.

4.3	Peer Group

The performance criteria used in the context of this Plan are based on a comparison of the Total Shareholder Return performance of the Company in comparison with a group of peer companies. The peer group shall be selected by the Board from time to time with a view to ensuring that the peer group is a representative group of companies for comparison of the Company’s performance. The Board may make changes to the peer group at its discretion so as to ensure continued comparability.

5.	Eligibility and participation

5.1	At the beginning of any Plan Year, the Board shall determine which members of the Executive Board shall be eligible to participate in the Plan. The Board, at its discretion, may decide if persons elected to the Executive Board during a Plan Year shall be eligible (fully or partly) to participate in the Plan.

4	March 30, 2005

5.2	The Plan is discretionary. The decision to Grant Performance Options and to Award Performance Shares is at the sole and complete discretion of the Board, provided however that in making its decision the Board shall adhere to the principles as outlined in the Remuneration Policy.

5.3	A Participant in a Plan Year will not have a claim to a Grant or Award under the Plan in any other year.

6.	Agreement

Participation in the Plan shall be evidenced by an Agreement duly executed by an authorized representative of the Board and signed by the Participant to indicate his acceptance of the terms of the Plan, and the Agreement in a Plan Year. The Agreement shall include the number of Performance Options and the number of Performance Shares and the terms influencing payout under the Plan. A standard format for the Long-Term Incentive Agreement is attached to this Plan.

7.	Time of Vesting

7.1	Vesting of Grants

The Performance Options that are granted and shall vest in accordance with and subject to the terms of this Plan and the Agreement. Vesting of Performance Options is conditional upon the attainment of the performance criteria included in the relevant Agreement. On the basis of performance criteria attained, the number of Performance Options that will vest shall be determined. Upon Vesting, Performance Options may be exercised until the moment of lapse pursuant to Rule 11 of the Plan.

Vesting will occur on the earliest of the following occasions:

7.1.1	the third anniversary of the date of Grant, at all times subject to the attainment of the relevant performance criteria as included in the Agreements with Participants; or

7.1.2	the Board notifying all Participants in writing of the occurrence of a Sale; or

7.1.3	the Board notifying all Participants in writing of the occurrence of a Change in Control; or

7.1.4	the date on which a Participant ceases to be an Eligible Employee of the Company for one of the following reasons:

7.1.4.1	involuntary termination of employment by the Company, not resulting from any act as described in Rule 11.1.2 of the Plan; or

7.1.4.2	voluntary termination of employment by the executive for “good reason”, i.e. due to a substantial reduction of the executive’s duties and responsibilities, a decrease in remuneration, or forced relocation of the executive’s workplace; or

7.1.4.3	termination of employment due to death, Retirement, Disability, or sickness.

7.1.5	The above does not apply in case (i) the Board procures that Participants are to be granted new rights in substitution for all or any part of the rights they hold as Participants immediately prior to the occurrence of the events specified in Rules 7.1.2 and 7.1.3, which new rights are in the opinion of the auditors no less valuable overall than the prior rights or (ii) the Agreement contains some contrary term. If any such substituted rights shall be granted, the Board shall specify the provisions pertaining to such substituted rights.

5	March 30, 2005

7.2	Vesting of Awards

Awards vest in accordance with and subject to the terms of the Plan and the Agreement. Upon vesting, the Participant shall be entitled to receive from the Company such number of Shares as shall have been calculated in accordance with the detailed provisions in the relevant Agreement and the performance target levels included therein.

Vesting will occur on the earliest of the following occasions:

7.2.1	the third anniversary after the date of Award; or

7.2.2	the Board notifying all Participants in writing of the occurrence of a Sale; or

7.2.3	the Board notifying all Participants in writing of the occurrence of a Change in Control; or

7.2.4	the date on which a Participant ceases to be an Eligible Employee of the Company for one of the following reasons:

7.2.4.1	involuntary termination of employment by the Company, not resulting from any act as described in Rule 11.2.2 of the Plan; or

7.2.4.2	voluntary termination of employment by the executive for “good reason”, i.e. due to a substantial reduction of the executive’s duties and responsibilities, a decrease in remuneration, or forced relocation of the executive’s workplace; or

7.2.4.3	termination of employment due to death, Retirement, Disability, or sickness.

7.2.5	The above does not apply in case (i) the Board procures that Participants are to be granted new rights in substitution for all or any part of the rights they hold as Participants immediately prior to the occurrence of the events specified in Rules 7.2.2 and 7.2.3, which new rights are in the opinion of the auditors no less valuable overall than the prior rights or (ii) the Agreement contains some contrary term. If any such substituted rights shall be granted, the Board shall specify the provisions pertaining to such substituted rights.

7.3	In the event one of the events listed in Rules 7.1.2 through 7.1.4 or 7.2.2 through 7.2.4 has occurred, the Board has the right to review the performance conditions used to determine the entitlement to vesting of Performance Options and Performance Shares so as to ensure comparability and taking into account inter alia time passed.

8.	Manner of Exercise of Performance Options

8.1	A Performance Option that has Vested in accordance with the terms of Rule 7 and the relevant Agreement may be exercised at any time after the Vesting and before the lapse thereof (and subject to applicable closed periods) by:

8.1.1	completing the Exercise Notice and sending it to the Company (att. Corporate HR department); and

8.1.2	remittance of the tax or social security or national security or other contributions, if required by the Company pursuant to Rule 10; and

8.1.3	remittance of the Exercise Price to the Company in case the Participant through the Exercise Form chooses to have the shares, obtained through Exercise of the Performance Option, delivered to him.

8.2	Within 30 days after receipt of the Exercise Notice and the appropriate remittance (if any) required pursuant to Rule 8.1.1, 8.1.2 and 8.1.3 above, the Board shall issue or procure the transfer to the Participant of the number of Shares in respect of which the Performance Option has been validly exercised.

9	Delivery of Performance Shares

9.1	Upon Vesting of an Award, the Company shall calculate the number of Performance Shares to which a Participant is entitled.

6	March 30, 2005

9.2	Within 30 days from the Vesting Date and subject to Rule 10, the Company shall deliver to the Participant the Shares to which the Participant is entitled, on a securities deposit account in the name of the Participant designated by the Participant for this purpose. The Participant shall be required to retain the Shares so vested and delivered until the earlier of the fifth anniversary of the date of the Award or the end of the employment of the Participant.

10.	Withholding

The Company shall withhold the amount of any tax and social security liabilities or national insurance or other contributions attributable to or payable in connection with the Grant or Award and/or the vesting, the exercise, sale, replacement or substitution of the Performance Options and Performance Shares and any other taxable events that may occur in the context of the Participant exercising its rights under this Plan and the relevant Agreement. The Board may establish appropriate procedures to provide for any such payment; including (but not limited to)

(i)	the deduction of such payment from any amounts due to a Participant by the Company, (ii) the deferral of the delivery of some or all of the Shares due to a Participant until such payment has occurred, and

(iii)	the sale of part of the Shares obtained through exercise of Performance Options or Vesting of Performance Shares, until all such payments are made.

11.	Lapse

11.1	Lapse Performance Option

Where under any terms of the Plan it is provided that a Performance Option that has Vested shall lapse that lapsed Performance Option shall cease to attribute any rights whatsoever to the Participant regardless of any other terms of this Plan. A Performance Option that has Vested shall lapse on the earliest of the following dates, (the “Expiration Date”) unless the Board provides otherwise at its sole discretion:

11.1.1	upon the seventh anniversary of the Date of Grant

11.1.2	immediately upon the date on which a Participant commits any act, which may be considered contrary to the interests of the Company, or in violation of the law. For the avoidance of doubt, it is recorded that any act which entails a material misstatement of the Company’s results qualifies as an act contrary to the interests of the Company; or

11.1.3	upon the date when a Participant is no longer an Eligible Employee of the Company for any reason other than what is specified in Rule 7.1.4 above; or

11.1.4	one year after the date on which a Participant ceases to be an Eligible Employee of the Company as a result of the reason specified in Rules 7.1.4.1, 7.1.4.2 and 7.1.4.3, of the Plan.

11.1.5	the passing of a resolution or the making of an order by the Court, that will conclude in the termination of the Company; or

11.1.6	upon violation by the Participant of any of the terms of the Plan or the Performance Option Agreement;

11.1.7	upon the expiry of the date specified in the written notice of the Sale or Change of Control in accordance with Rule 7.1.2 and 7.1.3 above, or upon completion of the Sale or Change of Control if earlier.

7	March 30, 2005

11.2	Lapse of Performance Share

The right of a Participant to receive Performance Shares shall lapse on the earliest of the following dates unless the Board provides otherwise at its sole discretion:

11.2.1	immediately upon the date on which a Participant commits any act, which may be considered contrary to the interests of the Company, or in violation of the law. For the avoidance of doubt, it is recorded that any act which entails a material misstatement of the Company’s results qualifies as an act contrary to the interests of the Company; or

11.2.2	upon the date when a Participant is no longer an Eligible Employee of the Company for any reason other than what is specified in Rule 7.2.4 above; or

11.2.3	the passing of a resolution or the making of an order by the Court, that will conclude in the termination of the Company; or

11.2.4	upon violation by the Participant of any of the terms of the Plan or the Performance Share Agreement.

12.	Takeovers, reconstruction, amalgamation and liquidation

In the event of the Company’s dissolution, liquidation, sale of all or substantially all of its assets, merger, split, consolidation or similar transaction, change in control or share-for-share exchange; the Board, regardless of the terms of Rule 7 and subject to Rule 10, shall have the power to:

12.1	cancel any Grant or Performance Option and pay to the Participant an amount equal to the excess in value of the Share at that moment over the Exercise Price times the number of Performance Options or, if such event has occurred prior to Vesting, times the number of Performance Shares the Participant would in the determination of the Board be entitled to receive;

12.2	cancel any Award and pay to the Participant an amount equal to the value of the Performance Shares the Participant would in the determination of the Board be entitled to receive at that moment; or

12.3	exchange each outstanding Grant, Performance Option or Award with a Grant, a Performance Option or an Award on shares that are exchanged in the transaction.

13.	Changes in Share Capital

13.1	In the event of any variation in the Share Capital of the Company (whenever affected) due to capitalization or rights issue, consolidation, reduction or otherwise, the Board may make such adjustments to the entitlements of the Participant under this Plan as it considers appropriate to:

13.1.1	the number of Shares in respect of which any Performance Option may be exercised; or

13.1.2	the Exercise Price at which Shares may be purchased through the exercise of the Performance Option; or

13.1.3	where a Performance Option has been exercised but no Shares have yet been issued or transferred with regard to the exercise, the number of Shares that may be issued or transferred, and the Exercise Price at which they may be acquired; or

13.1.4	the number of Performance Shares to be awarded.

14.	General

14.1	Participants will receive timely written notice of any amendment to the Plan.

14.2	Save as otherwise provided in the Plan any notice or communication to be given by the Company to the Participant may be personally delivered or sent by fax or by ordinary mail to his last known address. All communications sent by mail will be sent at the risk of the Participant and the Company shall have no liability to any such person in respect of any notification, document, Share certificate or other communication so given, sent or made.

8	March 30, 2005

14.3	Any notice to be given to the Company shall be faxed, delivered or sent to the Company at its registered office and shall be effective upon receipt. All communications sent by mail will be sent at the risk of the Participant and the Company shall have no liability to any such communication so given, sent or made.

14.4	All matters relating to this Plan will be governed by the laws of The Netherlands without regard to the principles of conflict of laws.

9	March 30, 2005